(to become effective prior
to the effectiveness of this offering)
Exhibit 3.5
FORM OF
CERTIFICATE OF AMENDMENT
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LULULEMON ATHLETICA INC.
     lululemon athletica inc. (formerly known as Lululemon Corp.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:
     FIRST: That the name of the corporation is lululemon athletic inc. (the “Corporation”).
     SECOND: Resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and submitting such amendment for the consideration of the stockholders of the Corporation were duly adopted by the Board of Directors of the Corporation by unanimous written consent. In accordance with those resolutions, Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted and restated as follows:
“Total Authorized Capital. The total number of shares of capital stock which the Corporation shall issue is Two Hundred Five Million Seven Hundred Fifty Thousand (205,750,000) shares consisting of Two Hundred Million (200,000,000) shares of common stock, $0.01 par value per share, and Five Million Seven Hundred Fifty Thousand (5,750,000) shares of preferred stock, $0.01 par value per share, issuable in series. Two Hundred Fifty Thousand (250,000) shares of the preferred stock shall be designated “Series A Preferred Stock” (the “Series A Preferred Stock”). Two Hundred Fifty Thousand (250,000) shares of the preferred stock shall be designated “Series B Preferred Stock” (the “Series B Preferred Stock”). Two Hundred Fifty Thousand (250,000) shares of the preferred stock shall be designated “Series TS Preferred Stock” (the “Series TS Preferred Stock”). The stated value of the Series A Preferred Stock shall be Eight Hundred Fifty Nine Dollars and Eleven Cents ($859.11) per share (the “Series A Stated Value”), the stated value of the Series B Preferred Stock shall be Eight Hundred Fifty Nine Dollars and Eleven Cents ($859.11) per share (the “Series B Stated Value”), and the stated value of the Series TS Preferred Stock shall be Ten Dollars and Twenty-Eight and One Tenth Cents ($10.281) per share (the “Series TS Stated Value”).
     SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of § 228 of the DGCL.

     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of § 242 of the DGCL.
     IN WITNESS WHEREOF, lululemon athletica inc. has caused this certificate to be signed by its Chief Executive Officer this ___day of July, 2007.

Name: Robert Meers
Title: Chief Executive Officer